GENERAL CONVEYANCE AGREEMENT
LEAMAN AREA, ALBERTA

THIS AGREEMENT made this 14th day of April, 2011.

BETWEEN:

Huron Energy Corporation, a body corporate, registered to carry on business in the Province of Alberta and having an office in the City of Calgary, in the Province of Alberta (hereinafter called the "Vendor")

- and -

TNGS Oil & Gas, Inc., a body corporate, registered to carry on business in the Province of Alberta and having an office in the City of Calgary, in the Province of Alberta (hereinafter called the "Purchaser")

Whereas the Vendor has agreed to sell the Assets to the Purchaser and the Purchaser has agreed to purchase the Assets from the Vendor on the terms and conditions set forth herein;

Now therefore, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Vendor and the Purchaser, the Parties agree as follows:

1.00           INTERPRETATION

1.01           Definitions

In this Agreement:

a)	"Agreement" means this document, together with Schedule "A" attached hereto.

b)	"Assets" means the Petroleum and Natural Gas Rights, the Tangibles and the Miscellaneous Interests.

c)	"Closing Date" means April 14, 2011 or such other date as mutually agreed to.

d)	"Effective Date" means 8:00 a.m., on the first day of April, 2011.

e)
"Lands" means the lands set forth and described in Schedule "A", and includes the Petroleum Substances within, upon or under those lands, together with the right to explore for and recover Petroleum Substances are granted by the Leases.

f)
"Leases" means the leases and other documents of title set forth and described in Schedule "A" through which the holder thereof is entitled to drill for, own or remove the Petroleum Substances within, upon or under the Lands or through which that holder is entitled to a share of Petroleum Substances removed from the Lands, and includes, if applicable, all renewals and extensions of those documents and all documents issued in substitution therefore.

g)
"Miscellaneous Interests" means the Vendor’s entire interest in and to all property, assets and rights, other than the Petroleum and Natural Gas Rights and the Tangibles, to the extent such property, assets and rights pertain to the Petroleum and Natural Gas Rights or the Tangibles, including without limitation all agreements, proprietary seismic or documents relating directly thereto, and all subsisting rights to enter upon, use and occupy the surface of any of the Lands, but  excluding the Vendor's tax and financial records, economic evaluations and non proprietary geophysical data and other documents or data insofar as they pertain to the Vendor's proprietary technology or interpretations.

h)	"Party" means a person, partnership or corporation that is bound by this Agreement.

i)
"Permitted Encumbrances" means the terms and conditions of the Leases and applicable operating agreements, the Regulations, the reservations or limitations in any Crown grant of the Lands, inchoate liens, rights of way, easements and similar rights in land and other restrictions on the use of the Assets granted in the ordinary course of business by a party acting reasonably, but, unless identified in Schedule "A", do not include preferential rights of purchase, overriding royalties, net profits interests or other similar burdens applicable to the Assets.

j)	"Petroleum and Natural Gas Rights" means the Vendor's entire interest in and to the Leases, insofar as they pertain to the Lands.

k)	"Petroleum Substances" means petroleum, natural gas, sulphur and every other mineral or substance, the right to explore for which, or an interest in which, is granted for the Lands under the Leases.

l)	"Purchase Price" means the amount paid by the Purchaser to the Vendor under Clause 2.01, as modified by the adjustments provided for herein.

m)	"Regulations" means all statutes, laws, rules, orders and regulations in effect from time to time and made by governments or governmental agencies having jurisdiction over the Assets.

n)	"Tangibles" means the Vendor's entire interest in and to all tangible depreciable property, real property and assets that are:

i)	used for production, processing, gathering, storage, treatment or other operations respecting the Lands, including, without limitation, the well equipment and casing relating to the Wells; and

ii)	any additional items, whether located on or off the Lands, that are indicated in Schedule "A" to be specifically included as Tangibles.

o) "Wells" means those wells set forth in Schedule "A" attached hereto.

1.02
The headings in this Agreement are inserted for convenience of reference only and are not to be used in any way in interpreting any provision hereof.  Whenever the singular or masculine or neuter is used in this Agreement, it will be interpreted as meaning the plural or feminine or body politic or corporate, and vice versa, as the context requires.

1.03
If there is any conflict or inconsistency between a provision of the body of this Agreement and that of a Schedule or any document conveying the Assets to the Purchaser, the provision of the body of this Agreement will prevail.  If any term or condition of this Agreement conflicts with a term or condition of a Lease or the Regulations, the term or condition of that Lease or the Regulations will prevail, and this Agreement will be deemed to be amended to the extent required to eliminate any such conflict.

2.00	SALE AND CONVEYANCE

2.01
Subject to the adjustment provided for in Clauses 3.01, the Vendor hereby conveys the Vendor's entire interest in the Assets to the Purchaser, and the Purchaser hereby accepts directly from the Vendor all of the Vendor's right, title and interest and to the Assets  in consideration of payment by the Purchaser to the Vendor of One Hundred Fourty Thousand dollars ($140,000.00) and the five percent (5%) goods and services tax applicable to the sale of the Tangibles (Vendor's GST Registration Number 3872934906RT0001) under the Excise Tax Act (Canada), the receipt of which is hereby acknowledged by the Vendor.

2.02	The consideration paid for the Assets under Clause 2.01 is allocated among the Assets as follows:

To Petroleum and Natural Gas Rights	$111,999.00
To Tangibles (exclusive of goods and services tax)	$28,000.00
To Miscellaneous Interests	$1.00
Purchase Price	$140,000.00
Plus 5% goods & services tax	$1,400.00
TOTAL PAID	$141,400.00

3.00           EFFECTIVE TIME AND ADJUSTMENTS

3.01
This Agreement and the conveyance of Assets hereunder shall be deemed effective as of the Effective Date.  The Parties will adjust and apportion costs, obligations, expenses, revenues and benefits of every kind attributable to the Assets, as of the Effective Date.  That adjustment will be made on an accrual basis, in accordance with generally accepted accounting principles, provided that Petroleum Substances that were produced, but not sold, as of the Effective Date, will be credited to the Vendor.  A final adjustment and accounting of all charges and credits to be adjusted will be conducted within 90 days of the Effective Date, and any such adjustments will be settled by payment within 30 days thereafter.

3.02
Notwithstanding Clauses 3.01, 4.01, 4.03 and 5.01, any adjustments established by an audit conducted under the Regulations or the provisions of the Leases respecting the payment of royalties will be made at the time that adjustment is established, with payment made by the Party required to make payment hereunder within 15 days of being notified of the determination of the amount owing.

4.00           REPRESENTATIONS AND WARRANTIES

4.01           The Vendor represents and warrants to the Purchaser that:

a)
The Vendor is a corporation, duly organized, validly subsisting under the laws of its jurisdiction of incorporation, and duly registered and authorized to carry on business in the jurisdiction(s) where the Lands are located;

b)	The Vendor has the requisite capacity, power and authority to execute this Agreement and all other documents to be executed by it hereunder, and to perform its obligations hereunder;

c)	The execution and delivery of this Agreement and the completion of the sale of the Assets hereunder are not and will not be in breach of, or in conflict with:

i)	any provision of the by-laws or other constating or governing documents of the Vendor;

ii)	any agreement, instrument, permit or authority to which the Vendor is a party or by which the Vendor is bound; or

iii)	the Regulations or any judicial order or judgement applicable to the Vendor or the Assets;

d)
The Vendor has taken all actions necessary to authorize the sale of the Assets hereunder and has authorized and validly executed and delivered this Agreement and all other documents executed and delivered on behalf of the Vendor hereunder.  This Agreement and those documents constitute binding obligations of the Vendor enforceable in accordance with their respective terms and conditions;

e)      The Vendor is not a non-resident of Canada within the meaning of the Income Tax Act (Canada);

f)
The Vendor has not incurred any obligation or liability, contingent or otherwise, for brokers' or finders' fees, if any, with respect to the transaction herein for which the Purchaser will have any responsibility;

g)
To the best of the information, knowledge and belief of the Vendor, there are no unsatisfied judgments, claims, proceedings, actions, governmental investigations or lawsuits in existence, contemplated or threatened with respect to the Assets or the interest of the Vendor therein, and there exists no particular circumstance that the Vendor reasonably believes will give rise to such a claim, proceeding, action, governmental investigation or lawsuit;

h)
To the best of the information, knowledge and belief of the Vendor, no act or omission has occurred whereby the Vendor is, or would be, in default under the Regulations, the terms of any Lease or any agreement pertaining to the Assets, where such a default would impact materially and adversely upon the Assets, or any of them;

i)	There are no outstanding authorizations for expenditure or outstanding financial commitments respecting the Assets, other than as disclosed in writing by the Vendor to the Purchaser;

j)
The Vendor does not warrant its title to the Assets, but, unless specifically identified in Schedule "A" or included in the Permitted Encumbrances, the Vendor's interest in the Assets is not subject to reduction under any agreement, by payout of a well, by payout penalty payable by the Vendor arising from independent operations under an operating agreement or otherwise,  and is free and clear of all liens, mortgages, pledges, claims, options, preferential rights of purchase, encumbrances, overriding royalties, net profits interests or other burdens created by, through or under the Vendor or of which the Vendor is otherwise aware;

k)
The Petroleum and Natural Gas Rights are not subject to any gas balancing agreement or, except as identified in Schedule "A", any agreement for the sale of Petroleum Substances that the Purchaser is required to assume that requires the sale of more than 30 days of production (without an early termination penalty or other cost) or the delivery of Petroleum Substances to the purchaser thereof without receiving in due course (and being entitled to retain) full payment at current market price or the contract price therefore;

l)	To the best of the information, knowledge and belief of the Vendor, none of the Lands are subject to an agreement that provides for an area of mutual interest;

m)
The Vendor is not aware of and has not received any orders or directives under the Regulations that relate to environmental matters and require any work, repairs, construction or capital expenditures with respect to the Assets, where such orders or directives have not been complied with in all material respects, or any written demand or notice issued under the Regulations with respect to the breach of any environmental, health or safety law applicable to the Assets (including without limitation any Regulations respecting the use, storage, treatment, transportation or disposition of environmental contaminants, which demand or notice remains outstanding as of the Effective Date); and

n)
Subject to the other Vendor representations and warranties contained in this Section 4.01, the Permitted Encumbrances and the satisfaction of the obligations required to maintain the Leases in good standing by the applicable lessees, the Purchaser may, for the residue of the term of the Leases, hold and utilize the Assets for the Purchaser's own use and benefit without any interruption by the Vendor or any other person claiming by, through or under the Vendor.

The Vendor makes no representations or warranties to the Purchaser in addition to those in this Clause 4.01.   The Vendor does not make representations or warranties respecting: (i) the quantity, quality or recoverability of Petroleum Substances respecting the Lands; (ii) any estimates of the value of the Assets or the revenues applicable to future production from the Lands; (iii) any engineering, geological or other interpretations or economic evaluations respecting the Assets; (iv) the rates of production of Petroleum Substances from the Lands; (v) the quality, condition or serviceability of the Assets; or (vi) the suitability of their use for any purpose.  Without restricting the generality of the foregoing, but subject always to Clause 4.03, the Purchaser acknowledges that it has made its own independent investigation, analysis, evaluation and inspection of the Vendor's interests in the Assets and the state and condition thereof and that it has relied solely on that investigation, analysis, evaluation and inspection as to its assessment of the condition, quantum and value of the Assets.

4.02	The Purchaser represents and warrants to the Vendor that:

a)
The Purchaser is a corporation, duly organized, validly subsisting under the laws of its jurisdiction of incorporation, and duly registered and authorized to carry on business in the jurisdiction(s) where the Lands are located;

b)	The Purchaser has the requisite capacity, power and authority to execute this Agreement and all other documents to be executed by it hereunder, and to perform its obligations hereunder;

c)	The execution and delivery of this Agreement and the completion of the purchase of the Assets hereunder are not and will not be in breach of, or in conflict with:

i)	any provision of the by-laws or other constating or governing documents of the Purchaser; or

ii)	the Regulations or any judicial order or judgement applicable to the Purchaser; and

d)
The Purchaser has not incurred any obligation or liability, contingent or otherwise, for brokers' or finders' fees with respect to the transaction herein for which the Vendor will have any responsibility;

e)
The Purchaser is eligible under the Regulations to accept the transfer of the applicable licence or approval for any Well or Tangibles for which it is intended to replace the Vendor as operator following the Closing Date.

4.03
Each Party acknowledges that the other may rely on the representations and warranties made by that Party under Clause 4.01 or 4.02.  Those representations and warranties will continue in full force and effect and will survive the Effective Date for a period of 1 year, for the benefit of the Party for which those representations and warranties were made.  In the absence of fraud, however, no claim or action may be commenced for a breach of any that representation or warranty, unless, within that period, written notice specifying that breach in reasonable detail has been provided to the Party that made that representation or warranty.

5.00           LIABILITY AND INDEMNIFICATION

5.01           Subject to Clauses 5.03 and 5.04, the Vendor will:

a)	be liable to the Purchaser for all losses, costs, damages and expenses whatsoever that the Purchaser may sustain or incur; and

b)
indemnify and save the Purchaser and its directors, officers, agents and employees harmless from and against all claims, liabilities, actions, proceedings, demands, losses, costs, damages and expenses whatsoever that may be brought against or suffered by the Purchaser, its directors, officers, agents or employees or that they may sustain or incur;

as a direct result of any matter attributable to the Assets and occurring or accruing prior to the Effective Date, except any losses, costs, damages, expenses, claims, liabilities, actions, proceedings and demands to the extent that they are caused by the gross negligence or wilful misconduct of the Purchaser, its directors, officers, agents, employees or assigns.  The responsibility prescribed by this Clause, however, is not a title warranty and does not provide an extension of any representation or warranty contained in Clause 4.01 or an additional remedy for the Vendor's breach thereof.  Notwithstanding any provision herein, the liability of the Vendor and the indemnity hereby granted by the Vendor to the Purchaser will only apply to claims made within 1 year following the Effective Date.

5.02	The Purchaser will:

a)	be liable to the Vendor for all losses, costs, damages and expenses whatsoever that the Vendor may suffer, sustain, pay or incur; and

b)
indemnify and save the Vendor and its directors, officers, agents and employees harmless from and against all claims, liabilities, actions, proceedings, demands, losses, costs, damages and expenses whatsoever that may be brought against or suffered by the Vendor, its directors, officers, agents or employees or that they may sustain or incur;

as a direct result of any matter attributable to the Assets and occurring or accruing subsequent to the Effective Date, except any losses, costs, damages, expenses, claims, liabilities, actions, proceedings and demands to the extent that they are caused by the gross negligence or wilful misconduct of the Vendor, its directors, officers, agents, employees or assigns.  The responsibility prescribed by this Clause, however, does not provide an extension of any representation or warranty contained in Clause 4.02 or an additional remedy for the Purchaser's breach thereof.

5.03
In no event will the total of the liabilities and indemnities of the Vendor under this Agreement, including, without limitation, any claims relating to its representations and warranties, exceed the Purchase Price, except in the event of fraud.

5.04
Vendor makes no representations or warranties to the Purchaser as to the condition, environmental or otherwise, of the Assets, except as is specifically made under Clause 4.01.  Notwithstanding Clause 5.01, the Purchaser, as of the Effective Date, will:

a)	be solely liable and responsible for any and all losses, costs, damages and expenses that the Vendor may sustain or incur; and

b)
indemnify and save the Vendor and its directors, officers, agents and employees harmless from any and all claims, liabilities, actions, proceedings, demands, losses, costs, damages and expenses whatsoever that may be brought against or suffered by the Vendor, its directors, officers, agents or employees or that they may sustain or incur;

relating to environmental damage or contamination pertaining to or caused by the Assets or operations thereon or related thereon, or any of them (regardless of the date from which they may have accrued), including, without limitation, damage from or removal of hazardous or toxic substances, clean-up, well abandonment, reclamation and surface, underground, air, ground water, or surface water contamination.  Nothing in this Clause, however, will operate to limit any representation or warranty, made by the Vendor under Clause 4.01 or to affect the Purchaser's right to make a claim against the Vendor for the breach thereof.

6.00	MAINTENANCE OF ASSETS

6.01
The Vendor will have maintained the Assets in a proper and prudent manner in accordance with good oil field practice and the Regulations between the Effective Date and the date hereof.  Between the Effective Date and the date hereof, the Vendor has not, without the prior written consent of the Purchaser, assumed any obligations or commitments or proposed or initiated any operations with respect to the Assets, except to the extent that the Vendor reasonably determined that those expenditures or actions were necessary for the protection of life or property, in which case the Vendor will have promptly notified the Purchaser of such intention or actions and the Vendor's estimate of the costs and expenses associated therewith.

6.02
Insofar as the Vendor has maintained the Assets on behalf of the Purchaser under this Article, the Vendor will be deemed to have been the agent of the Purchaser hereunder.  The Purchaser ratifies all actions taken by the Vendor or refrained to be taken by the Vendor as authorized hereunder in that capacity during that period, with the intention that all of those actions will be deemed to be those of the Purchaser.

6.03
The Purchaser will indemnify the Vendor and its directors, officers, agents and employees against all liabilities, losses, costs (including reasonable legal costs on a solicitor-client basis), claims or damages that the Vendor or its directors, officers, agents or employees may suffer or incur as a result of maintaining the Assets as the agent of the Purchaser under this Article, insofar as those liabilities, losses, costs, claims or damages are not caused by the gross negligence or wilful misconduct of the Vendor or its directors, officers, agents or employees.  An action or omission of the Vendor or its directors, officers, agents or employees will not be regarded as gross negligence or wilful misconduct, to the extent it was done or omitted to be done in accordance with the instructions of or with the concurrence of the Purchaser.

7.00	NOTICE

7.01	Notwithstanding anything to the contrary contained herein, all notices required or permitted hereunder are to be in writing. Any notice to be given hereunder will be served properly if served:

a)
personally, by delivering the notice to the Party on which it is to be served at that Party's address for service.  Personally served notices will be deemed to be received by the addressee when actually delivered as aforesaid, provided that such delivery is during normal business hours on any day other than a Saturday, Sunday or statutory holiday in Alberta.  If a notice is not delivered on such a day or is delivered after the addressee's normal business hours, that notice will be deemed to have been received by that Party at the beginning of the addressee's first business day next following the time of the delivery; or

b)
by facsimile directed to the Party on which it is to be served at that Party's address for service.  A notice so served will be deemed to be received by the addressee when actually received by it if received within normal business hours on any day other than a Saturday, Sunday or statutory holiday in Alberta or at the beginning of the next ensuing business day following transmission if that notice is not received during those normal business hours.

7.02	The Parties’ addresses for service of notices hereunder are:

VENDOR:	Huron Energy Corporation
1000, 202 – 6th Avenue S.W.
Calgary, Alberta
T2P 2R1
Fax: 403-264-2200
Attention: Land Department

PURCHASER:	TNGS Oil & Gas, Inc.
c/o Bennett Jones LLP
4500 Bankers Hall East
855 – 2nd Street S.W.
Calgary, Alberta
T2P 4K7
Fax: 403-265-7219
Attention: Vivek Warrier

A Party may change its address for service by notice to the other Party.  That changed address for service thereafter will be effective for all purposes of this Agreement.

8.00	GENERAL

8.01
The Vendor will provide the Purchaser with copies of documents prepared by the Vendor that are required to transfer the Vendor's interest in the Assets and the Vendor's records, files and data pertaining to the Assets at the time of delivery of a fully executed copy of this Agreement to the Purchaser.  The Vendor, on behalf of the Purchaser, will promptly register or distribute to third parties those of such documents that are required to be registered or so distributed to effect the Purchaser’s acquisition of the Assets.  The Vendor shall co-operate with the Purchaser to secure execution of such documents and assurances by the parties thereto other than the Vendor and the Purchaser.  The Purchaser will reimburse the Vendor for the transfer and registration fees incurred by the Vendor in registering those documents.  All costs of registering any discharges of security encumbering the Assets shall be borne by the Vendor.

8.02	The Parties will execute and deliver such other documents and take such other actions as may be reasonably necessary to fulfill their respective obligations under this Agreement.

8.03
Information respecting the Assets obtained by the Purchaser hereunder will be retained in confidence by the Purchaser and used for the purposes of this transaction, provided that the Purchaser's right to use or disclose that information will be subject only to any applicable operating, unit or other agreements.  Any additional information obtained by the Purchaser as a result of that access that does not relate to the Assets will continue to be treated as confidential by the Purchaser and will not be used by the Purchaser without the prior written consent of the Vendor, to the extent that such information is not in the public domain.

8.04
This Agreement will be governed by, interpreted and enforced in accordance with the laws in effect in the Province of Alberta.  Each Party accepts the jurisdiction of the courts of the Province of Alberta and all courts of appeal therefrom.

8.05
Only a written waiver by a Party of any breach (whether actual or anticipated) of any of the terms, conditions, representations or warranties contained herein will be effective or binding upon that Party.  Any waiver so given will extend only to the particular breach so waived, and will not limit or affect any rights with respect to any other or future breach.

8.06	Time is of the essence in this Agreement.

8.07
The representations, warranties, liabilities and indemnities created in this Agreement are deemed to apply to all assignments, and other documents conveying the Assets from the Vendor to the Purchaser.  There will not be any merger of any of those representations, warranties, liabilities or indemnities in those assignments, transfers or other documents.

8.08	This Agreement supersedes all other agreements between the Parties respecting the Assets and expresses the entire agreement of the Parties with respect to the transaction contained herein.

8.09	Subject to Clause 7.02, this Agreement may be amended only by written instrument executed by the Vendor and the Purchaser.

8.10
The Parties will attempt to resolve any dispute arising under this Agreement through consultation and negotiation in good faith.  If those attempts fail, the Parties will then try to resolve that dispute through mediation, with costs of the mediation being shared equally by the Parties.  However, either Party may terminate the mediation at any time upon reasonable notice to the other Party.

8.11	This Agreement will enure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.

HURON ENERGY CORPORATION                                                                TNGS OIL & GAS, INC.

Per: Greg Douglas                                                   Per: Jarnail Dhaddey

Per:__________                                                   Per: Jack Adams

This is Schedule "A" attached to and forming part of a General Conveyance Agreement dated April 14, 2011 between Huron Energy Corporation as Vendor and TNGS Oil & Gas, Inc. as Purchaser.

ASSETS

Lands	Vendor’s Interest	Lease No.	Expiry	Encumbrances	Wells
T57 R9W5: 31 P&NG below base Nordegg to base Pekisko	6.00%	0599070341	Continued	Crown Royalty	6-31-57-9W5 02/6-31-57-9W5 (1) 7-31-57-9W5 10-31-57-9W5 11-31-57-9W5 (1) 02/12-31-57-9W5
T58 R10W5: SE 1 P&NG below base Nordegg to base Pekisko	6.00%	0599030221	Continued	Crown Royalty

(1)	Vendor’s interest in the 02/6-31-57-9W5 and 11-31-57-9W5 wells is:
0% BPPO and 6.00% APPO

Facilities
Water Disposal Pipeline, Metering Equipment and facilities from 8-36-57-10W5 to 16-35-57-10W5 disposal well
3% working interest

16-35-57-10W5 disposal well
6% working interest